EXHIBIT (9)(b)

Consent of Counsel

[Morgan, Lewis & Bockius LLP]

April 14, 2006

Peoples Benefit Life Insurance Company

4333 Edgewood Rd. NE

Cedar Rapids, Iowa 52499

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 25 to the Registration Statement on Form N-4 under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 36 to the Registration Statement on Form N-4 under the Investment Company Act of 1940, as amended (the “1940 Act”), File Nos. 811-06564; 33-80958 (the “Registration Statement”), filed on or around May 1, 2005 by Peoples Benefit Life Insurance Company and Peoples Benefit Life Insurance Company Separate Account V with the Securities and Exchange Commission under the 1933 Act and the 1940 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP